Exhibit 99.1

News Release
For more information, please contact: Investor Relations: Dexter Congbalay 224-306-1535 Dexter.Congbalay@lambweston.com Media: Shelby Stoolman 208-424-5461 shelby.stoolman@lambweston.com

Lamb Weston Announces Addition of Two New Directors

Robert J. Coviello and Robert A. Niblock Join Lamb Weston Board of Directors

EAGLE, ID (March 18, 2020) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today the appointments of Robert J. Coviello, Senior Vice President, Sustainability and Government Affairs at Bunge Limited, and Robert A. Niblock, former Chairman, President and CEO of Lowe’s Companies, to its Board of Directors, effective March 18, 2020.

“Robert Niblock and Rob Coviello are excellent additions to the Board,” said Tom Werner, President and CEO, Lamb Weston. “Their varied, but extensive, experience and strategic skills will contribute to Lamb Weston’s continued growth in the coming years.”

Mr. Coviello has served as the Senior Vice President, Sustainability and Government Affairs at Bunge Limited since 2019. As a member of the Bunge team for more than 17 years, he has held a variety of commercial leadership positions in Asia, Europe and the U.S. Prior to Bunge, he served in various merchant and trading roles with Cargill.

Mr. Niblock is the former Chairman and Chief Executive Officer for Lowe’s Companies, Inc., a role he held from 2005 to 2018. He also served as President of Lowe’s from 2011 until 2018, after having served in that role from 2003 to 2006. Prior to his role leading the organization, he was the Executive Vice President and Chief Financial Officer for Lowe’s. Mr. Niblock joined Lowe’s in 1993 and held various roles of increasing responsibility in the finance organization.

“Rob Coviello and Robert Niblock are strong additions to Lamb Weston’s Board of Directors,” said W.G. Jurgensen, Chairman of the Board. “I look forward to the perspectives they will bring to the table based on their deep business experience.”

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.